Exhibit 4.1
     FIRST SUPPLEMENTAL INDENTURE, dated as of September 29, 2008 (this “Supplemental Indenture”), by and between Wendy’s International, Inc., an Ohio corporation (“Wendy’s” or the “Company”) and The Huntington National Bank, as trustee (the “Trustee”) under the Indenture (as defined below).
W I T N E S S E T H:
     WHEREAS, Wendy’s and the Trustee have entered into that certain Indenture dated as of December 14, 1995 (the “Indenture”) providing for the issuance of 7.00% Senior Notes due December 15, 2025 (the “Securities”);
     WHEREAS, pursuant to the transaction contemplated by that certain Agreement and Plan of Merger dated as of April 23, 2008, among Triarc Companies, Inc., a Delaware corporation (“Triarc”), Green Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of Triarc (“Merger Sub”) and Wendy’s, Merger Sub merged (the “Merger”) with and into Wendy’s, with Wendy’s as the surviving entity and a direct wholly-owned subsidiary of Triarc;
     WHEREAS, Section 801 of the Indenture provides that in the case of the Merger, the surviving entity shall expressly assume by supplemental indenture the due and punctual payment of the principal of, and any premium and interest on all of the Securities and the performance or observance of every covenant of the Indenture on the part of Wendy’s to be performed or observed;
     WHEREAS, pursuant to Section 901 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture; and
     NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
ARTICLE I
ASSUMPTION BY SURVIVING ENTITY
1.1 Assumptions of the Securities and the Indenture
     Wendy’s, as the surviving entity of the Merger, hereby assumes the Company’s due and punctual payment of the principal of and any premium and interest on all of the outstanding Securities issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Company.

ARTICLE II
MISCELLANEOUS
2.1 Ratification of Indenture; Supplemental Indenture Part of Indenture
     Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
2.2 Severability
     In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
2.3 Capitalized Terms
     Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
2.4 Effect of Headings
     The Article and Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.
2.5 Trustee Makes No Representations
     The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
2.6 Certain Duties and Responsibilities of the Trustee
     In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
2.7 Governing Law
     THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
2.8 Counterparts
     The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPANY WENDY’S INTERNATIONAL, INC.
By:	/s/ Joseph J. Fitzsimmons
	Name:	Joseph J. Fitzsimmons
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TRUSTEE THE HUNTINGTON NATIONAL BANK
By:	/s/ James C. Schultz
	Name:	James C. Schultz
	Title:	Vice President